News Release

Integra LifeSciences Reports Second Quarter 2022 Financial Results
PRINCETON, N.J., July 27, 2022 - Integra LifeSciences Holdings Corporation (NASDAQ: IART), a leading global medical technology company, today reported financial results for the second quarter ending June 30, 2022.

Second Quarter 2022 Highlights
•Second quarter revenues of $398 million increased 2.0% on a reported basis and 4.8% on an organic basis compared to the prior year.
◦Six-month revenues for 2022 were $774 million and increased 3.3% on a reported basis and 5.2% on an organic basis compared to the prior year.

•Second quarter GAAP earnings per diluted share of $0.54, compared to $0.41 in the prior year; adjusted earnings per diluted share of $0.82, compared to $0.79 in the prior year.

•The Company entered into an agreement for the sale of its non-core traditional wound care (“TWC”) business.

•The Company is tightening its previous full-year 2022 organic growth guidance of 3.8% to 5.2% to an updated range of 4.0% to 5.2%, reflecting better than expected first half performance. Full-year 2022 reported revenue guidance is updated to a range of $1,557 million to $1,575 million representing reported growth of 1.0% to 2.1%, inclusive of the planned sale of the TWC business and an updated foreign currency outlook. Adjusted earnings per share guidance range is updated accordingly to $3.21 to $3.29.

“We are pleased with our strong sales performance in the first half of the year. Our balanced portfolio continues to deliver solid, profitable growth in a challenging environment and we are on track to deliver our full-year organic growth expectations,” said Jan De Witte, Integra’s president and chief executive officer. “We are encouraged by the momentum we see in our key markets, while our growth initiatives and operational focus further strengthens our ability to deliver on our long-term financial targets.”

Second Quarter 2022 Consolidated Performance

Total reported revenues of $397.8 million increased 2.0% on a reported basis and 4.8% on an organic basis compared to the prior year.
The Company reported GAAP gross margin of 62.7%, compared to 61.2% in the second quarter of 2021. Adjusted gross margin was 68.0%, compared to 68.1% in the prior year.
Adjusted EBITDA for the second quarter of 2022 was $102.8 million, or 25.8% of revenue, compared to $101.0 million, or 25.9% of revenue, in the prior year.
The Company reported GAAP net income of $44.8 million, or $0.54 per diluted share, in the second quarter of 2022, compared to a GAAP net income of $35.1 million, or $0.41 per diluted share, in the prior year.
Adjusted net income for the second quarter of 2022 was $68.3 million, or $0.82 per diluted share, compared to $67.4 million, or $0.79 per diluted share, in the prior year.

Second Quarter 2022 Segment Performance
•Codman Specialty Surgical (65% of Revenues)
•Total revenues were $257.9 million, representing reported growth of 0.4% and organic growth of 4.3% compared to the second quarter of 2021, driven by strength in both Instruments and Neurosurgery. Neurosurgery growth was driven by advanced energy and CSF management.

•Tissue Technologies (35% of Revenue)
•Total revenues were $140.0 million, representing reported growth of 5.1% and organic growth of 5.9% compared to the second quarter of 2021, driven by Private Label customer orders and growth in Wound Reconstruction and Care led by sales in our Integra® Dermal Matrices and SurgiMend®

Strategic Initiatives and Key Developments
•Advancing key products

•Launched the Aurora® Evacuator with Coagulation device in the U.S., designed to be used in conjunction with our Aurora Surgiscope to safely address and evacuate blood in the brain caused by hemorrhagic stroke.
•Launched the Neutus® EVD system, our first external ventricular drain in China. The Neutus EVD system is manufactured in China by Shanghai Haoju Medical Technology Co., Ltd. and commercialized by the Company under an exclusive distribution arrangement. The device is used in the management of cerebrospinal fluid and is highly complementary to our Bactiseal® catheter and advanced intercranial pressure monitoring products.

•Key developments

•Closed a manufacturing facility located in France; transfer of production to the Company’s existing Switzerland facility is in process.

•Announced plans to outsource certain transactional back-office finance and customer service activities to enhance customer quality, build scale for future growth, and capture cost efficiencies. The transition is expected to be completed by year end 2022.

•Recognized as a Great Place to Work-Certified™ Organization in China and voted to 2022 Best Places to Work in NJ list.

Balance Sheet, Cash Flow and Capital Allocation
The Company generated cash flow from operations of $66 million in the quarter. Net debt at the end of the quarter was $1.12 billion, and the consolidated total leverage ratio was 2.5x.

As of quarter end, the Company had total liquidity of approximately $1.69 billion, including approximately $447 million in cash and the remainder available under the revolving credit facility.

Divestiture of the Traditional Wound Care Business
On May 20, 2022, the Company signed a definitive agreement to sell its TWC business, which includes sponges, gauze and conforming bandages and advanced wound care dressings, to Gentell, a leading manufacturer and distributor of advanced wound, skin, and personal care products, for $28.8 million, consisting of $27.8 million in cash plus $1.0 million in milestone payments. Revenues for the TWC business were approximately $27 million in 2021.

The transaction is expected to close at or around the end of August 2022, subject to the satisfaction of customary closing conditions.

“Our portfolio optimization actions over the past two years have allowed us to increase our focus on Integra’s core portfolio of market-leading products in neurosurgery, surgical instrumentation and regenerative tissue and moves us closer to achieving our long-term organic growth and profitability targets,” said Jan De Witte.

2022 Outlook
For the full year 2022, the Company is tightening its organic growth expectations from a prior range of 3.8% to 5.2% to an updated range of 4.0% to 5.2%. This reflects the strong first half 2022 revenue performance, while also balancing the uncertainty in global markets and continuing supply constraints.

Full year 2022 reported revenue guidance has been revised to a range of $1,557 million to $1,575 million, representing reported growth of 1.0% to 2.1%, to reflect the pending sale of the TWC business and an additional 115 basis points of unfavorable foreign currency impact compared to guidance provided in April 2022. Foreign currency is now expected to unfavorably impact full year reported growth by approximately 225 basis points compared to the prior year due to the continuing strength of the USD compared to other currencies in which we transact sales.

Full year 2022 adjusted earnings per diluted share guidance is updated to a range of $3.21 to $3.29 reflecting the planned divestiture of the TWC business and an updated foreign currency outlook.

For the third quarter 2022, the Company expects reported revenues in the range of $383 million to $391 million, representing reported growth of -1.0 to 1.0% and organic growth of 2.6% to 4.8%. Adjusted earnings per diluted share is expected to be in a range of $0.78 to $0.82. Guidance reflects the impacts from the planned divestiture of the TWC business, as well as an updated foreign currency outlook on reported revenue and adjusted earnings per share.

The Company’s guidance for the third quarter and full year organic sales growth excludes acquisitions and divestitures as well as the effects of foreign currency and the year-over-year change in revenue from discontinued products. Organic growth includes ACell as of January 20, 2022 and excludes sales from the pending TWC divestiture as of September 1, 2022.

Conference Call and Presentation Available Online
Integra has scheduled a conference call for 8:30 a.m. ET on Wednesday, July 27, 2022, to discuss second quarter 2022 financial results, and forward-looking financial guidance. The conference call will be hosted by Integra's senior management team and will be open to all listeners. Additional forward-looking information may be discussed in a question-and-answer session following the call. Integra's management team will reference a presentation during the conference call, which can be found on the Investor section of the website at investor.integralife.com.
Access to the live call is available by dialing (800) 289-0720 and using the passcode 2688312. A simultaneous webcast of the call will be available via the Company’s website at www.integralife.com. A webcast replay of the call can be accessed through the Investor Relations homepage of Integra's website at www.integralife.com. A replay of the call will be available until August 7, 2022 by dialing (888) 203-1112 and using the passcode 2688312.

About Integra
Integra LifeSciences is a global leader in regenerative tissue technologies and neurosurgical solutions dedicated to limiting uncertainty for clinicians so they can focus on providing the best patient care. Integra offers a comprehensive portfolio of high quality, leadership brands that include AmnioExcel®, Aurora®, Bactiseal®, BioD™, CerebroFlo®, CereLink® Certas® Plus, Codman®, CUSA®, Cytal®, DuraGen®, DuraSeal®, Gentrix®, ICP Express®, Integra®, Licox® , MAYFIELD®, MediHoney®, MicroFrance®, MicroMatrix®, NeuraGen® , NeuraWrap™ ,

PriMatrix®, SurgiMend®, TCC-EZ® and VersaTru®. For the latest news and information about Integra and its products, please visit www.integralife.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties and reflect the Company's judgment as of the date of this release. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements. Some of these forward-looking statements may contain words like “will,” “believe,” “may,” “could,” “would,” “might,” “possible,” “should,” “expect,” “intend,” "forecast," "guidance," “plan,” “anticipate,” "target," or “continue,” the negative of these words, other terms of similar meaning or they may use future dates. Forward-looking statements contained in this news release include, but are not limited to, statements concerning future financial performance, including projections for revenues, expected revenue growth (both reported and organic), GAAP and adjusted net income, GAAP and adjusted earnings per diluted share, non-GAAP adjustments such as divestiture, acquisition and integration-related charges, intangible asset amortization, structural optimization charges, EU Medical Device Regulation-related charges, and income tax expense (benefit) related to non-GAAP adjustments and other items, capital return plans and expectations and plans with respect to strategic initiatives and product development. It is important to note that the Company’s goals and expectations are not predictions of actual performance. Such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from predicted or expected results. Such risks and uncertainties include, but are not limited, to the following: the magnitude and duration of the COVID-19 pandemic and its effects on our employees, customers, patients, suppliers and distributors, including the economic impacts of the various recommendations, orders and protocols issued by governmental agencies and other regulatory bodies; the Company's ability to execute its operating plan effectively; the Company’s ability to successfully integrate acquired businesses; the Company’s ability to execute the sale of its traditional wound care product line; the Company’s ability to achieve sales growth in a timely fashion and execute on its channel reorganization in its Tissue Technologies segment; the Company's ability to manufacture and ship sufficient quantities of its products to meet its customers' demands; the ability of third-party suppliers to supply us with raw materials and finished products; global macroeconomic and political conditions; the Company's ability to manage its direct sales channels effectively; the sales performance of third-party distributors on whom the Company relies to generate revenue for certain products and geographic regions; the Company's ability to access and maintain relationships with customers of acquired entities and businesses; physicians' willingness to adopt and third-party payors' willingness to provide or maintain reimbursement for the Company's recently launched, planned and existing products; initiatives launched by the Company's competitors; downward pricing pressures from customers; the Company's ability to secure regulatory approval for products in development; the Company's ability to remediate quality systems violations; fluctuations in hospitals' spending for capital equipment; the Company's ability to comply with and obtain approvals for products of human origin and comply with regulations regarding products containing materials derived from animal sources; difficulties in controlling expenses, including costs to procure and manufacture our products; the impact of changes in management or staff levels; the impact of goodwill and intangible asset impairment charges if future operating results of acquired businesses are significantly less than the results anticipated at the time of the acquisitions, the Company's ability to leverage its existing selling organizations and administrative infrastructure; the Company's ability to increase product sales and gross margins, and control non-product costs; the Company’s ability to achieve anticipated growth rates, margins and scale and execute its strategy generally; the amount and timing of divestiture, acquisition and integration-related costs; the geographic distribution of where the Company generates its taxable income; new U.S. and foreign government laws and regulations, and changes in existing laws, regulations and enforcement guidance, which affect areas of our operations including, but not limited to, those affecting the health care industry, including the EU Medical Devices Regulation; fluctuations in foreign currency exchange rates; the amount of our bank borrowings outstanding and other factors influencing liquidity; and the economic, competitive, governmental, technological, and other risk factors and uncertainties identified under the heading “Risk Factors” included in Item 1A of Integra's Annual Report on Form 10-K for the year ended December 31, 2021 and information contained in subsequent filings with the Securities and Exchange Commission.

These forward-looking statements are made only as of the date hereof, and the Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events, or otherwise.

Discussion of Adjusted Financial Measures
In addition to our GAAP results, we provide certain non-GAAP measures, including organic revenues, adjusted earnings before interest, taxes, depreciation and amortization ("EBITDA"), adjusted net income, adjusted earnings per diluted share, free cash flow and adjusted free cash flow conversion. Organic revenues consist of total revenues excluding the effects of currency exchange rates, revenues from current-period acquisitions and product divestitures and discontinuances. Adjusted EBITDA consists of GAAP net income excluding: (i) depreciation and amortization; (ii) other income (expense); (iii) interest income and expense; (iv) income tax expense (benefit); and (v) those operating expenses also excluded from adjusted net income. The measure of adjusted net income consists of GAAP net income, excluding: (i) structural optimization charges; (ii) divestiture, acquisition and integration-related charges; (iii) EU Medical Device Regulation-related charges; (iv) intangible asset amortization expense; and (v) income tax impact from adjustments. The adjusted earnings per diluted share measure is calculated by dividing adjusted net income attributable to diluted shares by diluted weighted average shares outstanding. The measure of free cash flow consists of GAAP net cash provided by operating activities less purchases of property and equipment.

Reconciliations of GAAP revenues to organic revenues and GAAP adjusted net income to adjusted EBITDA, and adjusted net income, and GAAP earnings per diluted share to adjusted earnings per diluted share all for the quarters and twelve months ended June 30, 2022 and 2021, and the free cash flow and adjusted free cash flow conversion for the quarters and twelve months ended June 30, 2022 and 2021, appear in the financial tables in this release.

The Company believes that the presentation of organic revenues and the other non-GAAP measures provide important supplemental information to management and investors regarding financial and business trends relating to the Company's financial condition and results of operations. For further information regarding why Integra believes that these non-GAAP financial measures provide useful information to investors, the specific manner in which management uses these measures, and some of the limitations associated with the use of these measures, please refer to the Company's Current Report on Form 8-K regarding this earnings press release filed today with the Securities and Exchange Commission. This Current Report on Form 8-K is available on the SEC's website at www.sec.gov or on our website at www.integralife.com.

Investor Relations Contact:

Chris Ward
(609) 772-7736
chris.ward@integralife.com

Media Contact:

Laurene Isip
(609) 208-8121
laurene.isip@integralife.com

INTEGRA LIFESCIENCES HOLDINGS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2022	2021
Total revenues, net	$397,815	$389,992

Costs and expenses:
Cost of goods sold	148,404	151,267
Research and development	25,589	20,121
Selling, general and administrative	160,651	162,552
Intangible asset amortization	3,304	4,198
Total costs and expenses	337,948	338,138

Operating income	59,867	51,854

Interest income	1,965	1,764
Interest expense	(12,236)	(13,149)
Gain (loss) from sale of business	—	(679)
Other income, net	1,979	5,034
Income before income taxes	51,575	44,824
Income tax expense	6,787	9,756
Net income	$44,788	$35,068

Net income per share:
Diluted net income per share	$0.54	$0.41

Weighted average common shares outstanding for diluted net income per share	83,622	85,340

The following table presents revenues disaggregated by the major sources for the three months ended June 30, 2022 and 2021 (amounts in thousands):

	Three Months Ended June 30
	2022	2021	Change
Neurosurgery	200,295	202,600	(1.1)%
Instruments	57,568	54,237	6.1%
Total Codman Specialty Surgical	257,863	256,837	0.4%

Wound Reconstruction and Care	104,894	102,616	2.2%
Private Label	35,058	30,539	14.8%
Total Tissue Technologies	139,952	133,155	5.1%
Total reported revenues	397,815	389,992	2.0%

Impact of changes in currency exchange rates	10,268
Less contribution of revenues from acquisitions	—	—
Less contribution of revenues from divested products	(692)	(228)
Less contribution of revenues from discontinued products	(2,089)	(3,158)
Total organic revenues(1)	$405,302	$386,606	4.8%

(1) Organic revenues have been adjusted to exclude foreign currency (current period), acquisitions and to account for divested and discontinued products.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended June 30, 2022

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	(6,284)	(108)	(3,925)	(1,059)	—	(1,192)	—
Structural Optimization charges	8,173	4,052	4,048	72	—	—	—
EU Medical Device Regulation charges	10,249	1,186	2,538	6,525	—	—	—
Intangible asset amortization expense	19,378	16,074	—	—	3,304	—	—
Estimated income tax impact from above adjustments and other items	(7,968)	—	—	—	—	—	(7,968)
Depreciation expense	10,216	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

Items included in GAAP net income and location where each item is recorded are as follows:
(In thousands)
Three Months Ended June 30, 2021

Item	Total Amount	COGS(a)	SG&A(b)	R&D(c)	Amort.(d)	OI&E(e)	Tax(f)
Acquisition, divestiture and integration-related charges(1)	10,777	7,716	4,161	(609)	—	(491)	—
Structural Optimization charges	4,710	1,642	1,386	1,683	—	—	—
EU Medical Device Regulation charges	3,415	1,365	1,017	1,033	—	—	—
Intangible Asset Amortization Expense	20,344	—	—	—	20,344	—	—
Estimated income tax impact from above adjustments and other items	(6,879)	—	—	—	—	—	(6,879)
Depreciation expense	9,411	—	—	—	—	—	—

a)COGS - Cost of goods sold
b)SG&A - Selling, general and administrative
c)R&D - Research & development
d)Amort. - Intangible asset amortization
e)OI&E - Other income & expense
f)Tax - Income tax expense (benefit)

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO ADJUSTED EBITDA
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,
	2022	2021

GAAP net income	44,788	35,068
Non-GAAP adjustments:
Depreciation and intangible asset amortization expense	29,594	29,755
Other (income) expense, net	(787)	(3,864)
Interest expense, net	10,271	11,385
Income tax expense	6,787	9,756
Structural optimization charges	8,173	4,710
EU Medical Device Regulation charges	10,249	3,415
Acquisition, divestiture and integration-related charges(1)	(6,284)	10,777
Total of non-GAAP adjustments	58,003	65,934
Adjusted EBITDA	$102,791	$101,002

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP NET INCOME TO MEASURES OF ADJUSTED NET INCOME AND ADJUSTED EARNINGS PER SHARE
(UNAUDITED)
(In thousands, except per share amounts)

	Three Months Ended June 30,
	2022	2021

GAAP net income	44,788	35,068
Non-GAAP adjustments:
Structural optimization charges	8,173	4,710
Acquisition, divestiture and integration-related charges(1)	(6,284)	10,777
EU Medical Device Regulation charges	10,249	3,415
Intangible asset amortization expense	19,378	20,344
Estimated income tax impact from adjustments and other items	(7,968)	(6,879)
Total of non-GAAP adjustments	23,548	32,367
Adjusted net income	$68,336	$67,435

Adjusted diluted net income per share	$0.82	$0.79
Weighted average common shares outstanding for diluted net income per share	83,622	85,340

(1) Acquisition, divestiture and integration-related charges are associated with the Codman Neurosurgery, Arkis Biosciences, Rebound Therapeutics and ACell acquisitions and the divestiture of Extremity Orthopedics and includes banking, legal, consulting, systems, and other income and expenses.

CONDENSED BALANCE SHEET DATA
(UNAUDITED)

(In thousands)

	June 30, 2022	December 31, 2021

Cash and cash equivalents	$447,152	$513,448
Trade accounts receivable, net	237,361	231,831
Inventories, net	320,208	317,386

Current and long-term borrowing under senior credit facility	870,279	869,257
Borrowings under securitization facility	112,500	112,500
Long-term convertible securities	565,883	564,426

Stockholders' equity	$1,660,917	$1,684,804

CONDENSED STATEMENT OF CASH FLOWS
(UNAUDITED)

(In thousands)

	Six Months Ended June 30,
	2022	2021

Net cash provided by operating activities	$110,822	$160,371
Net cash used in investing activities	(18,565)	(125,483)
Net cash used by financing activities	(146,612)	(100,490)
Effect of exchange rate changes on cash and cash equivalents	(11,941)	(7,150)

Net decrease in cash and cash equivalents	$(66,296)	$(72,752)

RECONCILIATION OF NON-GAAP ADJUSTMENTS - GAAP OPERATING CASH FLOW TO
MEASURES OF FREE CASH FLOW AND ADJUSTED FREE CASH FLOW CONVERSION
(UNAUDITED)
(In thousands)

	Three Months Ended June 30,
	2022	2021
Net cash provided by operating activities	$66,484	$91,287

Purchases of property and equipment	$(9,405)	$(6,634)
Free cash flow	57,079	84,653

Adjusted net income(1)	$68,335	$67,435
Adjusted free cash flow conversion	83.5%	125.5%

	Twelve Months Ended June 30,
	2022	2021
Net cash provided by operating activities	$262,887	$310,279

Purchases of property and equipment	(53,444)	(28,463)
Free cash flow	209,443	281,816

Adjusted net income(1)	$275,548	$265,426
Adjusted free cash flow conversion	76.0%	106.2%

(1) Adjusted net income for quarters ended June 30, 2022 and 2021 are reconciled above. Adjusted net income for remaining quarters in the trailing twelve months calculation have been previously reconciled and are publicly available in the Quarterly Earnings Call Presentations on our website at investor.integralife.com under Events & Presentations.

The Company calculates adjusted free cash flow conversion by dividing its free cash flow by adjusted net income. The Company believes this measure is useful in evaluating the significance of the cash special charges in its adjusted earnings measures.